UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 18, 2020
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	001-35305		45-3355106
(State or other jurisdiction of incorporation)	(Commission File Number)		(IRS Employer Identification No.)

2503 S. Hanley Road	St. Louis	Missouri	63144
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	POST	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.
On March 18, 2020, Post Holdings, Inc. (the “Company”) entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) by and among the Company, as borrower, the institutions from time to time party thereto as lenders (the “Lenders”) and Barclays Bank PLC, as administrative agent for the Lenders (in such capacity, the “Agent”), Barclays Bank PLC, BofA Securities, Inc., Citigroup Global Markets Inc., Credit Suisse Loan Funding LLC, JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners, BofA Securities, Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, as syndication agents, and Credit Suisse Loan Funding LLC and JPMorgan Chase Bank, N.A., as documentation agents. Also on March 18, 2020, the Company and certain of its subsidiaries entered into a Second Amended and Restated Guarantee and Collateral Agreement with Barclays Bank PLC, as administrative agent for the Lenders (the “GCA”).
The Credit Agreement provides for a revolving credit facility in an aggregate principal amount of $750.0 million (the “Revolving Credit Facility”), with the commitments under the Revolving Credit Facility to be made available to the Company in U.S. Dollars, Canadian Dollars, Euros and Pounds Sterling. Letters of credit are available under the Credit Agreement in an aggregate amount of up to $75.0 million. Interest on any borrowings under the Revolving Credit Facility must be paid monthly, bi-monthly or quarterly depending on the interest rate (as discussed below), and the outstanding amounts under the Revolving Credit Facility must be repaid on or before March 18, 2025. Under the GCA, certain of the Company’s subsidiaries guarantee the Company’s payment and performance obligations under the Credit Agreement.
On March 23, 2020, the Company borrowed $500.0 million under the Revolving Credit Facility. The Company borrowed under the Revolving Credit Facility as a precautionary measure in order to increase its cash position and its financial flexibility in light of the uncertainty resulting from the recent coronavirus (COVID-19) outbreak. The proceeds under the Revolving Credit Facility may be used for working capital, general corporate or other purposes as permitted by the Revolving Credit Facility. Prior to such borrowing, the Company had $21.9 million of letters of credit outstanding and no other amounts outstanding under the Revolving Credit Facility.
Borrowings under the Revolving Credit Facility bear interest, at the option of the Company, at an annual rate equal to either (a) the Eurodollar rate or (b) the base rate determined by reference to the highest of (i) the prime rate, (ii) the federal funds rate plus 0.50% per annum and (iii) the one-month Eurodollar rate plus 1.00% per annum, in each case plus an applicable margin, which initially will be 1.50% for Eurodollar rate-based loans and 0.50% for base rate-based loans, and thereafter, will be determined by reference to the secured net leverage ratio (as defined in the Credit Agreement), with the applicable margin for Eurodollar rate loans and base rate loans being (i) 2.00% and 1.00%, respectively, if the secured net leverage ratio is greater than or equal to 3.00:1.00, (ii) 1.75% and 0.75%, respectively, if the secured net leverage ratio is less than 3.00:1.00 and greater than or equal to 1.50:1.00 or (iii) 1.50% and 0.50%, respectively, if the secured net leverage ratio is less than 1.50:1.00. Commitment fees on the daily unused amount of commitments under the Revolving Credit Facility will initially accrue at the rate of 0.25%, and thereafter, will accrue at a rate of 0.375% if the Company’s secured net leverage ratio is greater than 3.00:1.00, and will accrue at a rate of 0.25% if the Company’s secured net leverage ratio is less than or equal to 3.00:1.00.
The Credit Agreement provides for potential incremental revolving and term facilities at the request of the Company and at the discretion of the Lenders or other persons providing such incremental facilities, in each case on terms to be determined, and also permits the Company to incur other secured or unsecured debt, in all cases subject to conditions and limitations on the amount as specified in the Credit Agreement.
The Credit Agreement contains customary affirmative and negative covenants for agreements of this type, including: delivery of financial and other information; compliance with laws; maintenance of property, existence, insurance and books and records; maintenance of public ratings; inspection rights; obligation to provide collateral and guarantees by certain new subsidiaries; delivery of environmental reports; participation in an annual meeting with the Agent and the Lenders; further assurances; and limitations with respect to liens, acquisitions and other investments, indebtedness, fundamental changes, restrictive agreements, use of proceeds, amendments of organization documents, prepayments and amendments of certain indebtedness, dispositions of assets, sale leaseback transactions, changes in the nature of business, transactions with affiliates, dividends and redemptions or repurchases of stock.
The Credit Agreement also contains a financial covenant requiring the Company to maintain a secured net leverage ratio not to exceed 4.25 to 1.00, measured as of the last day of each fiscal quarter on which the aggregate outstanding amount of all loans under the Revolving Credit Facility, swing line loans (as defined in the Credit Agreement) and certain letter of credit obligations exceeds 30% of the revolving credit commitments (as defined in the Credit Agreement) as of such date.

The Credit Agreement provides for customary events of default, including material breach of representations and warranties, failure to make required payments, failure to comply with certain agreements or covenants, failure to pay or default under certain other indebtedness in excess of $100.0 million, certain events of bankruptcy and insolvency, inability to pay debts, the occurrence of one or more unstayed or undischarged judgments in excess of $100.0 million, attachments issued against all or any material part of the Company’s property, certain ERISA events, a change of control (as defined in the Credit Agreement), the invalidity of any loan document and the failure of the collateral documents to create a valid and perfected first priority lien (subject to certain permitted liens). Upon the occurrence and during the continuance of an event of default, the maturity of the loans under the Credit Agreement may accelerate and the Agent and Lenders under the Credit Agreement may exercise other rights and remedies available at law or under the loan documents, including with respect to the collateral and guarantees of the Company’s obligations under the Credit Agreement.
The Company’s obligations under the Credit Agreement are unconditionally guaranteed by its existing and subsequently acquired or organized direct and indirect domestic subsidiaries (other than immaterial domestic subsidiaries, certain excluded subsidiaries and subsidiaries the Company designates as unrestricted subsidiaries, which includes 8th Avenue Food & Provisions, Inc. and its subsidiaries and BellRing Brands, Inc. and its subsidiaries) and are secured by security interests in substantially all of the Company’s assets and the assets of its subsidiary guarantors, but excluding, in each case, real property.
The foregoing summary of the Credit Agreement and the GCA does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement and the GCA, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.
Representations and warranties contained in the Credit Agreement were made only for purposes of such agreement and as of the date specified therein; were solely for the benefit of the parties to such agreement; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of the Company and its subsidiaries. Moreover, information concerning the subject matter of the representations and warranties may change after the date of such agreements, which subsequent information may or may not be fully reflected in public disclosures by the Company.
Certain of the Lenders and other parties to the Credit Agreement, or their affiliates, have provided, and may in the future provide, investment banking, commercial banking, broker dealer, financial advisory or other services for the Company and/or its affiliates, including BellRing Brands, LLC (“BellRing”), from time to time, for which they have received, or may in the future receive, customary compensation and fees and expenses.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure under Item 1.01 of this Current Report on Form 8-K regarding the Credit Agreement and the borrowing under the Revolving Credit Facility is incorporated into this Item 2.03 by this reference.
In addition to the Company’s borrowing under its Revolving Credit Facility discussed under Item 1.01 of this Form 8-K, BellRing, a subsidiary of the Company, borrowed $15.0 million under its revolving credit facility (the “BellRing Revolving Credit Facility”) on March 17, 2020 and $50.0 million under the BellRing Revolving Credit Facility on March 23, 2020. BellRing borrowed under the BellRing Revolving Credit Facility as a precautionary measure in order to increase its cash position and its financial flexibility in light of the uncertainty resulting from the COVID-19 outbreak. The material terms of the BellRing Revolving Credit Facility were disclosed in the Company’s Current Report on Form 8-K filed on October 21, 2019 and are incorporated herein by reference, and interest on borrowings under the BellRing Revolving Credit Facility must be paid monthly, bi-monthly or quarterly depending on the interest rate on the borrowing. The proceeds under the BellRing Revolving Credit Facility may be used for working capital, general corporate or other purposes as permitted by the BellRing Revolving Credit Facility. Prior to these borrowings, BellRing had $55.0 million outstanding under the BellRing Revolving Credit Facility and no letters of credit outstanding.
After giving consideration to the borrowings under the Revolving Credit Facility and the BellRing Revolving Credit Facility disclosed herein, as of March 23, 2020, the Company and its consolidated subsidiaries, including BellRing, had approximately $1.2 billion of cash and cash equivalents on hand.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1
Second Amended and Restated Credit Agreement, dated as of March 18, 2020, by and among Post Holdings, Inc., as borrower, the institutions from time to time party thereto as lenders and Barclays Bank PLC, as administrative agent, Barclays Bank PLC, BofA Securities, Inc., Citigroup Global Markets Inc., Credit Suisse Loan Funding LLC, JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners, BofA Securities, Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, as syndication agents, and Credit Suisse Loan Funding LLC and JPMorgan Chase Bank, N.A., as documentation agents

10.2	Second Amended and Restated Guarantee and Collateral Agreement, dated as of March 18, 2020, by and among Post Holdings, Inc., certain of its subsidiaries and Barclays Bank PLC, as administrative agent

104	Cover Page Interactive Data File (the cover page iXBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2020	Post Holdings, Inc.
(Registrant)

	By:	/s/ Diedre J. Gray
	Name:	Diedre J. Gray
	Title:	EVP, General Counsel & Chief Administrative Officer, Secretary

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